DATAWATCH ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS

Chelmsford, Mass.—April 23, 2014—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of visual data discovery solutions, today announced that total revenue for its second fiscal quarter ended March 31, 2014 was $8.00 million, an increase of 17% from revenue of $6.83 million in the second quarter a year ago. License revenue for the second quarter of fiscal 2014 was $4.38 million, an increase of 2% from the $4.30 million recorded in the comparable quarter a year ago. Net loss for the second quarter of fiscal 2014 was ($6.74) million, or ($0.70) per diluted share, compared to a net loss of ($626,000), or ($0.10) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs, and a one-time non-cash charge related to the payoff of debt, the Company’s non–GAAP net loss for its second fiscal quarter of 2014 was ($2.78) million, or ($0.29) per diluted share, compared to net income of $420,000, or $0.06 per diluted share in the second fiscal quarter of 2013.

On April 10, 2014, Datawatch announced preliminary results for the second quarter of 2014, and these final results are consistent with those preliminary expectations.

“Our performance in the second fiscal quarter this year is unacceptable in light of our potential, and as we stated a few weeks ago, we have re-dedicated ourselves to effective and improved sales execution,” said Michael A. Morrison, president and chief executive officer of Datawatch. “The efforts we’ve undertaken thus far are already paying off in early results that we expect will enable us to deliver much improved performance in the second half of fiscal 2014. We remain confident that there is a large market opportunity available to us, that our operating plans and business strategy are sound, and that our technology assets are unrivaled. Our sales and marketing teams are singularly focused on sound execution and achieving our business goals.”

Second Quarter Business Highlights

•	Datawatch expanded its partner channel in the Big Data ecosystem by entering into new alliance relationships with Cloudera, MongoDB, Teradata, Informatica and Diyotta.

•	Datawatch entered into a global OEM agreement with Thomson Reuters to supply real-time visualization solutions on streaming data in motion from the Accelus Risk Manager comprehensive risk management solution.

•	Datawatch continued to build out its presence in the Asia Pacific market with new customer wins at CSL Limited in Hong Kong, Employment Provident Fund of Malaysia and HSBC in Singapore, and by expanding its go-to-market channel with the addition of new partners Tridant and Mindmap in Australia, Catena Technologies and Fritz and Macziol in Singapore and HK GTA Data Limited in Greater China.

•	The U.S. Naval War College selected the Datawatch visualization solution to support maritime security cooperation and combat readiness through war games analytics. The College trains its students with extensive war-gaming exercises that involve pre- and post-game planning and analytics utilizing rich visualizations of structured and semi-structured data formats.

•	Datawatch furthered its strong position in the financial services industry with important wins at highly recognized leaders, including Fidelity, Cowen & Company, Royal Bank of Canada, JPMorgan and Bank of America.

Second Quarter Financial Highlights

•	Cash and short-term investments were $53.92 million at March 31, 2014, up 577% from $7.97 million at December 31, 2013 and up 457% from $9.68 million at March 31, 2013. In February 2014, Datawatch raised approximately $57.5 million through an underwritten secondary offering of approximately 2 million shares of common stock. Net proceeds to the Company were approximately $53.6 million, after commissions and other related costs.

•	Gross margin (excluding IP amortization expense) for the second fiscal quarter of 2014 was 88%, compared to 87% for the first fiscal quarter of 2014 and 90% for the second fiscal quarter of 2013.

•	Days sales outstanding were 57 days at March 31, 2014, compared to 57 days at December 31, 2013 and 57 days at March 31, 2013.

•	The percentage of license revenue from partners in the second fiscal quarter of 2014 was 14%, as compared to 10% in the first fiscal quarter of 2014.

•	There were 5 six-figure deals in the second fiscal quarter of 2014, as compared to 5 six-figure deals in the second fiscal quarter of 2013

•	During the quarter, Datawatch paid off and discharged in full its outstanding indebtedness obligations to both Silicon Valley Bank and Massachusetts Capital Resource Company (“MCRC”), in the aggregate amount of approximately $4.7 million. The Company incurred a “one-time”, non-cash charge of approximately $821,000 at the time of payoff for the unamortized debt discount relating to the warrants previously issued to MCRC under the MCRC Agreement.

Investor Conference Call and Webcast

The senior management of Datawatch will host a conference call and webcast to discuss the second quarter results tomorrow, Thursday, April 24, 2014 at 8:30 am ET.  To access the call, please dial 1-877-407-0782.  Internationally, the call may be accessed by dialing 1-201-689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=172343.  It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. The webcast will be available as a replay starting one hour after the call is completed at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH) provides visual data discovery software that optimizes any data – regardless of its variety, volume, or velocity – delivering next generation analytics to reveal valuable insights for improving business. Its unique ability to integrate structured, unstructured, and semi-structured sources like reports, PDF files and EDI streams with real-time streaming data into visually rich analytic applications allows users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 99 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Munich, Stockholm, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide. See the Whole Story for yourself by downloading the free trial at www.datawatch.com/trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; risks associated with acquisitions, including the acquisition of intellectual property from Math Strategies and the acquisition of Panopticon; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and quarterly report on Form-10Q for the quarter ended December 31, 2014. Any forward-looking statements should be considered in light of those factors.

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Investor Contact:

Datawatch Investor Relations

investor@datawatch.com

Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2014 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION

Condensed Consolidated Statements of Operations

Amounts in Thousands (except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

REVENUE:
Software licenses	$4,375	$4,297	$9,807	$8,627
Maintenance	3,127	2,300	6,121	4,633
Professional services	498	234	881	392
Total revenue	8,000	6,831	16,809	13,652

COSTS AND EXPENSES:
Cost of software licenses	1,024	531	2,014	1,052
Cost of maintenance and services	634	565	1,483	1,095
Sales and marketing	7,573	4,218	14,957	7,994
Engineering and product development	2,513	749	4,888	1,602
General and administrative	2,147	1,246	4,816	2,437
Total costs and expenses	13,891	7,309	28,158	14,180

(LOSS) INCOME FROM OPERATIONS	(5,891)	(478)	(11,349)	(528)
Other expense	(1,169)	(154)	(1,326)	(317)

(LOSS) INCOME BEFORE INCOME TAXES	(7,060)	(632)	(12,675)	(845)
Income tax (benefit) provision	(323)	(6)	(323)	3

NET (LOSS) INCOME	$(6,737)	$(626)	$(12,352)	$(848)

Net (loss) income per share - Basic	$(0.70)	$(0.10)	$(1.37)	$(0.13)

Net (loss) income per share - Diluted	$(0.70)	$(0.10)	$(1.37)	$(0.13)

Weighted Average Shares Outstanding - Basic	9,565	6,428	9,041	6,403

Weighted Average Shares Outstanding - Diluted	9,565	6,428	9,041	6,403

Non-GAAP Disclosure - Reconciliation of Net (Loss) Income to Net Income Excluding the Effects of Certain Items:

GAAP Net (Loss) Income	$(6,737)	$(626)	$(12,352)	$(848)
Add-back Amortization of Intangibles & IP	870	431	1,740	862
Add-back Share-Based Compensation	2,100	585	4,818	1,162
Add-back Severance & unamorized debt discount	983	30	1,003	78
Subtotal of additions	3,953	1,046	7,561	2,102

Net income (non-GAAP)	$(2,784)	$420	$(4,791)	$1,254

Net income per share - Basic	$(0.29)	$0.07	$(0.53)	$0.20

Net income per share - Diluted	$(0.29)	$0.06	$(0.53)	$0.18

Weighted Average Shares Outstanding - Basic	9,565	6,428	9,041	6,403

Weighted Average Shares Outstanding - Diluted	9,565	6,841	9,041	6,869

  DATAWATCH CORPORATION

Condensed Consolidated Balance Sheets

Amounts in Thousands

(Unaudited)

	March 31,	September 30,
	2014	2013

Cash and cash equivalents	$53,920	$10,312
Accounts receivable, net	5,027	6,622
Prepaid expenses and other current assets	1,412	984
Total current assets	60,359	17,918

Property and equipment, net	322	289
Intangible and other assets, net	49,012	51,114

	$109,693	$69,321

Current portion of long-term debt	$-	$900
Current portion of note payable	-	977
Accounts payable and accrued expenses	3,760	4,914
Deferred revenue - current portion	6,749	6,997
Total current liabilities	10,509	13,788

Note payable	-	2,108
Other long-term liabilities	1,570	2,050
Total long-term liabilities	1,570	4,158

Total shareholders' equity	97,614	51,375

	$109,693	$69,321